Exhibit 99.1

Main Street Restaurant Group Inc. Announces Its 2005 First Quarter Results



    PHOENIX--(BUSINESS WIRE)--May 3, 2005--Main Street Restaurant Group Inc. (NASDAQ: MAIN), the world's largest franchisee of T.G.I. Friday's restaurants, the owner and operator of the Bamboo Club - Asian Bistro, the Redfish Seafood Grill and Bar, and Alice Cooper'stown restaurant concepts, today announced its operating results for the first quarter ended March 28, 2005.
    For the quarter Main Street Restaurant Group generated record revenue of $61.4 million, a 4% increase compared with the revenue of $59.1 million for the comparable quarter in 2004. The sales increase was primarily due to a stronger economy and increased customer traffic. Same-store sales increased by 6.3% for the quarter compared with an increase of 5.0% for the comparable quarter in 2004.
    For the first quarter, net income increased by 29% to approximately $1.5 million, or $0.10 per fully diluted share as compared to $1.1 million, or $0.08 per fully diluted share in the same quarter last year.
    Our measure of operating cash flow, known as EBITDA, for the quarter was $5.1 million, also a quarterly record, as compared to $4.4 million in the first quarter last year. The computation of our quarterly EBITDA can be found in Appendix A, attached to this press release.
    Bill Shrader, president and chief executive officer, stated, "We are pleased with the results of the quarter and credit a strong media strategy for the Friday's brand. These national spots, which ran frequently during the three-month period, featured our new value promotion, as well as our sizzling platters. As a complement to the media effort, we also focused on operations, where our company's supply chain group was able to sustain strong margins."
    Michael Garnreiter, chief financial officer, added, "The economy was strong during the first quarter, which is a very important component of our financial progress. We are excited by our same store sales momentum and in spite of higher gasoline prices and rising interest rates, we remain optimistic. We are holding our G&A costs in line with our expectations and have seen a decrease in interest expense this quarter reflecting the progress of our plan to lower our debt level. The focus of managing our debt and staying on course with our Friday's development strategy will, we believe, reward our shareholders over the long run."

    Recent Developments

    In April 2005, the company completed a $5 million sale of its common stock to a private equity fund. The proceeds from the equity raise will allow for Main Street to continue reducing its debt level, and speed up the new restaurant development and remodel programs of our Friday's restaurants.
    During the first quarter, Main Street began construction on its newest Friday's located in Surprise, Ariz. Management expects the restaurant to be open early in the third quarter 2005. Main Street currently has three additional Friday's locations identified and expects to begin construction on all three sites later in 2005. Also, the company has scheduled two locations for remodeling in 2005.
    During the first quarter the company closed a Bamboo Club location in Aventura, Miami, Fla., and expects to close an additional Bamboo Club in Newport, Ky., in the second quarter. The costs to close and terminate the lease were accrued in a prior quarter.

    Expectations

    Based on management's current outlook for the full year 2005, same stores sales are expected to increase between 3% and 4%. Accordingly, fully diluted net income per share guidance (before any one-time writeoffs or other non-cash charges) is expected to range from $0.16 to $0.18, with EBITDA of $15 to $17 million.

    Earnings Conference call

    As a reminder, our earnings conference call is scheduled for today, Tuesday, May 3, 2005 at 5 p.m. EDT. The toll-free dial-in number is 800-561-2813 (or 617-614-3529 for international calls), and the participant passcode is 30794986. You can visit our Web site at http://www.mainandmain.com for a replay.

                --Appendix A and Two Tables to Follow--

    Main Street Restaurant Group Inc. is the world's largest franchisee of T.G.I. Friday's restaurants, operating 52 T.G.I.
Friday's, 12 Bamboo Club - Asian Bistros, four Redfish Seafood Grill and Bar, and one Cooper'stown restaurants.

    This press release contains forward-looking statements regarding the company's business strategies, business outlook, anticipated new store openings, and revenue and earnings expectations. These forward-looking statements are based primarily on the company's expectations and are subject to a number of risks and uncertainties, some of which are beyond the company's control. Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the company's Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.

    Appendix A

    I. Computation of quarterly Earnings before Interest, Taxes,
       Depreciation and Amortization EBITDA (in millions):



                                    Quarter ended      Quarter ended
                                    March 29, 2004     March 28, 2005
                                    ==============     ===============

Net Income                              $1.1               $1.5
Add - Income taxes                       ---                 .1
    - Interest expense                   1.0                 .9
    - Depreciation/Amortization          2.2                2.3
    - Loss on disposable assets          ---                 .3
                                    ==============     ===============
EBITDA                                  $4.3               $5.1


    II. Supplemental brand-level data (in millions):

    Restaurant level operating profit (ROP) includes all restaurant-specific revenues and direct costs of operations, including royalties and marketing costs paid to Carlson Restaurants Worldwide on behalf of the T.G.I. Friday's brand. Restaurant level EBITDA represents restaurant level cash flow, adding depreciation and amortization to ROP (Dollars in millions):



T.G.I. Friday's            2005          2004
---------------           -----         -----

Sales                     $52.0         $49.0
ROP                         5.7           4.7
EBITDA                      7.3           6.2

                          First Quarter 2005
                                                         Average #
Bamboo Club                 ROP          EBITDA         of Locations
-----------                 ---          ------         ------------

  -- Underperforming       $(.2)         $(.2)              1.6
  -- Under 2 years          (.5)          (.3)              4.0
  -- Over 2 years            .1            .5               7.0




          MAIN STREET RESTAURANT GROUP INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
            (In Thousands, Except Par Value and Share Data)

                                               March 28,     Dec. 27,
                                                 2005          2004
                                              -----------    ---------
                                              (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $11,307       $5,593
  Accounts receivable, net                         1,799        1,208
  Inventories                                      2,831        2,758
  Prepaid expenses                                   661          477
                                              -----------    ---------
    Total current assets                          16,598       10,036
Property and equipment, net                       64,650       66,444
Other assets, net                                  1,743        1,804
Notes receivable, net                                975        1,212
Goodwill                                          21,255       21,255
Franchise fees, net                                1,783        1,815
Purchased franchise territories, net                 604          606
                                              -----------    ---------
    Total assets                                $107,608     $103,172
                                              ===========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt               $3,875       $3,851
  Accounts payable                                 9,452        6,626
  Other accrued liabilities                       20,158       19,260
                                              -----------    ---------
    Total current liabilities                     33,485       29,737
Long-term debt, net of current portion            41,149       42,232
Other liabilities and deferred credits             1,678        1,918
                                              -----------    ---------
    Total liabilities                             76,312       73,887
                                              -----------    ---------

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value, 2,000,000
 shares authorized; no shares issued and
 outstanding in 2005 and 2004                         --           --
Common stock, $.001 par value, 25,000,000
 shares authorized; 14,652,000  and
 14,642,000 shares issued and outstanding
 in 2005 and 2004, respectively                       15           15
Additional paid-in capital                        55,059       54,927
Accumulated deficit                              (22,351)     (23,812)
Unearned compensation-restricted stock              (116)          --
Accumulated other comprehensive loss              (1,311)      (1,845)
                                              -----------    ---------
    Total stockholders' equity                    31,296       29,285
                                              -----------    ---------
      Total liabilities and stockholders'
       equity                                   $107,608     $103,172
                                              ===========    =========




          MAIN STREET RESTAURANT GROUP INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)

                                              Three Months Ended
                                      --------------------------------
                                                  (unaudited)
                                      March 28,             March 29,
                                        2005                  2004
                                                           As Restated
                                      ---------            -----------

Revenue                                $61,432                $59,079
                                      ---------            -----------

Restaurant operating expenses
  Cost of sales                         16,274                 15,646
  Payroll and benefits                  18,582                 18,419
  Depreciation and amortization          2,101                  2,075
  Loss on Sale of Assets                   259                      -
  Other operating expenses              19,086                 18,179
                                      ---------            -----------
    Total restaurant operating
     expenses                           56,302                 54,319
                                      ---------            -----------

  Depreciation and amortization of
   intangible assets                       218                    162
  Loss on Sale of Assets                    16                      -
  General and administrative expenses    2,403                  2,472
  Preopening expenses                        1                     22
  New manager training expenses              7                      -
                                      ---------            -----------
Operating income                         2,485                  2,104
  Interest expense and other, net          914                    974
                                      ---------            -----------
Net income before income tax             1,571                  1,130
  Income tax expense                       110                      -
                                      ---------            -----------
  Net income                            $1,461                 $1,130
                                      =========            ===========

Basic earnings per share                 $0.10                  $0.08
                                      =========            ===========

Diluted earnings per share               $0.10                  $0.08
                                      =========            ===========

Weighted average number of shares
 outstanding
  -- Basic                              14,652                 14,642
                                      =========            ===========

Weighted average number of shares
 outstanding
  -- Diluted                            14,856                 14,914
                                      =========            ===========




    CONTACT: Main Street Restaurant Group Inc., Phoenix
             Michael Garnreiter, 602-852-9000
             E-mail: Michaelg@mstreetinc.com